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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire                 Mike Freeman
          Vice President and                 Director, Investor Relations and
          Chief Financial Officer            Corporate Communications
          919-862-1000                       919-862-1000


                      SALIX PHARMACEUTICALS TO PARTICIPATE
                            IN THOMAS WEISEL PARTNERS
                      HEALTHCARE TAILWINDS 2002 CONFERENCE


RALEIGH, NC, April 22, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will participate in a panel discussion entitled "The Future of Specialty Pharmaceuticals" at the Thomas Weisel Partners Healthcare Tailwinds 2002 Conference in Boston, MA on Monday, April 29, 2002 at 11:15a.m. EDT.

Interested parties can access a live audio webcast of the presentation at http://www.veracast.com/webcasts/twp/healthcare-2002/97104138.cfm or
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http://www.salixpharm.com. A replay of the presentation will be archived and
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available through May 5.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's lead product is COLAZAL(R), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from

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therapy due to adverse events was comparable to placebo. Salix's next product candidate is LUMENAX(TM) (rifaximin), currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.